Exhibit 2.43
Execution Version
Courtesy Translation
In the City of Mexico, Federal District, Mexico, on this 26th day of May, 2011, before me, Mr. Roberto Núñez y Bandera, Notary Public No. 1 of this City, hereby state: the First Lien Mortgage (this “Mortgage”) granted by Satélites Mexicanos, S.A. de C.V., as mortgagor (the “Mortgagor” or the “Company”), in favor of Wells Fargo Bank, National Association, not in its individual capacity but solely in its capacity as Collateral Trustee pursuant to the Collateral Trust Agreement (as such terms are defined below), on behalf and for the benefit of the Secured Parties (as defined below), as mortgagee (in such capacity, together with its successors and assigns, the “Mortgagee”), in accordance with the following Recitals, Representations and Warranties and Clauses. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below) or the Collateral Trust Agreement, as applicable.
RECITALS
I. Existing Concessions. The Company currently holds three concessions to occupy the 113.0° W.L., 114.9° W.L. and 116.8° W.L. geostationary orbital slots allocated to Mexico and to exploit their respective associated frequency bands (“C” and “Ku”), as well as the rights of emission and reception of signals (jointly, the “Orbital Concessions”), and one concession to use and exploit certain real estate properties and the fixtures built over such real estate properties, located in Avenida de Telecomunicaciones sin número, Colonia Leyes de Reforma, Delegación Iztapalapa, in Mexico City, Federal District and in Boulevard García Morales, kilómetro 5.5, Colonia El Llano,Hermosillo, Sonora (the “Properties”), where the Company’s satellite control centers are located (hereinafter, the “Property Concession”) (hereinafter, jointly the Orbital Concessions and the Property Concession, as amended, supplemented or modified from time to time, collectively, the “Existing Concessions”). The Existing Concessions were granted to the Company by the government of Mexico acting through the Ministry of Communications and Transportation (Secretaría de Comunicaciones y Transportes, the “SCT”). The Orbital Concessions were further renewed in favor of the Company by the SCT. A copy of each of the Existing Concessions and the respective renewals of the Orbital Concessions is attached hereto as Exhibit “A”.
II. Existing Satellites. The Company currently owns and operates three satellites known as Satmex 6, Solidaridad 2 and Satmex 5, respectively located and operating at the 113.0° W.L., 114.9° W.L. and 116.8° W.L. geostationary orbital slots concessioned to the Company (hereinafter, the “Existing Satellites”).

III. Original First Priority Mortgage. By means of public deed 37,729, dated November 30, 2006, granted before Mr. Erik Namur Campesino, Notary Public 94 for the Federal District, the Company granted a first priority mortgage (the “Original First Priority Mortgage”) in favor of HSBC Bank USA, National Association, in its capacity as First Priority Collateral Trustee under that certain First Priority Collateral Trust Agreement for the benefit of the beneficiaries of the First Priority Collateral Trust Agreement (as such terms are defined in the Original First Priority Mortgage), on substantially all of the assets of the Company, including, without limitation, the Existing Concessions (provided, that perfection of the Original First Priority Mortgage with respect to the Property Concession only was subject to obtaining the prior approval of the SCT), the Existing Satellites, all the fixed and movable property and equipment relating to the Existing Concessions, all accounts receivable, investment property, securities, stock, contracts, licenses, intellectual property and assets recorded on the books of the Company. The Original First Priority Mortgage was recorded (i) with the Federal Telecommunications Registry of Mexico (the “Telecommunications Registry”) under record number 000366, dated February 26, 2007, and (ii) with the Public Registry of Commerce in the Federal District under commercial folio number 226,109, dated March 15, 2007.
IV. Original Second Priority Mortgage. By means of public deed number 37,730, dated November 30, 2006, granted before Mr. Erik Namur Campesino, Notary Public 94 for the Federal District, the Company granted a second priority mortgage (the “Original Second Priority Mortgage”) in favor of Wells Fargo Bank, National Association, in its capacity as Second Priority Collateral Trustee under that certain Second Priority Collateral Trust Agreement for the benefit of the beneficiaries of the Second Priority Collateral Trust Agreement (as such terms are defined in the Original Second Priority Mortgage), on substantially all of the assets of the Company, including, without limitation, the Existing Concessions (provided, that perfection of the Original Second Priority Mortgage with respect to the Property Concession only was subject to obtaining the prior approval of the SCT), the Existing Satellites, all the fixed and movable property and equipment relating to the Existing Concessions, all accounts receivable, investment property, securities, stock, contracts, licenses, intellectual property and assets recorded on the books of the Company. The Original Second Priority Mortgage was recorded (i) with the Telecommunications Registry under record number 000367, dated February 26, 2007, and (ii) with the Public Registry of Commerce in the Federal District under commercial folio number 226,109, dated March 15, 2007.
V. Loral Usufructos. On November 30, 2006, as evidenced in public deeds number 37,731 and 37,732, dated November 30, 2006, granted before Mr. Erik Namur Campesino, Notary Public 94 for the Federal District, the Company, pursuant to article 980 and related provisions of the Federal Civil Code of Mexico (Código Civil Federal), entered into (i) an usufructo agreement with Loral Skynet Corporation (“Loral”) with respect to three transponders on the Company’s Satmex 5 satellite (the “Satmex 5 Usufructo”), and (ii) an usufructo agreement with Loral with respect to four transponders on the Company’s Satmex 6 satellite (the “Satmex 6 Usufructo”), which agreements provide for the granting of an usufructo by the Company to Loral over the aforementioned transponders on the Satmex 5 and Satmex 6 satellites (collectively, the “Loral Usufructos”).

VI. Escrow Indenture. Pursuant to the escrow indenture dated May 5, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Escrow Indenture”) entered into by and between the Satmex Escrow, S.A. de C.V., as escrow issuer (the “Escrow Issuer”), and Wilmington Trust FSB, as trustee (the “Trustee”), Escrow Issuer agreed to issue senior secured notes due 2017, for a maximum principal amount of up to US$325,000,000.00 (three hundred and twenty five million Dollars 00/100, legal currency in the United States of America), in accordance with the terms and subject to the conditions set forth in the Escrow Indenture (as amended, amended and restated, supplemented, modified or exchanged from time to time, the “Notes”).
VII. Collateral Trust Agreement. Pursuant to the collateral trust agreement dated May 26, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”) entered into by and among Wells Fargo Bank, National Association as collateral trustee (in such capacity, the “Collateral Trustee”), the Company, the Escrow Issuer and the Guarantors set forth therein, the Collateral Trustee agreed to act as trustee for the benefit of the Secured Parties with respect to any liens granted by the Company and the Guarantors pursuant to the Indenture and any other Secured Debt Documents.
VIII. Release of Original First Priority Mortgage and Original Second Priority Mortgage. (i) By means of public deed 63,946, dated May 26, 2011, granted before Mr. Roberto Nuñez y Bandera, Notary Public 1 for the Federal District, which first notarial instrument (primer testimonio) is pending to be registered with the Telecommunications Registry and the Public Registry of Commerce of the jurisdiction in which the Mortgagor has its corporate domicile due to its simultaneous issuance herewith, the Original First Priority Mortgage was cancelled and terminated; and (ii) by means of public deed 63,946, dated May 26, 2011, granted before Mr. Roberto Nuñez y Bandera, Notary Public number 1 for the Federal District, which first notarial instrument (primer testimonio) is pending to be registered with the Telecommunications Registry and the Public Registry of Commerce of the jurisdiction in which the Mortgagor has its corporate domicile due to its recent issuance, the Original Second Priority Mortgage was cancelled and terminated.
IX. Intention of the Parties. In accordance with the terms of the Indenture, the Mortgagor is entering into this Agreement in order to create a first priority mortgage over the Mortgaged Assets in favor of the Mortgagee, to secure in favor of the Secured Parties, the due and timely satisfaction and performance of the Secured Obligations.

REPRESENTATIONS AND WARRANTIES
I. The Mortgagor represents and warrants that:
(a) it is a sociedad anónima de capital variable duly organized and validly existing under the laws of Mexico, as evidenced in public deed number 51,371, dated June 26, 1997, granted before Mr. Miguel Alessio Robles, Commercial Notary Public number 19 of the Federal District, recorded in the Public Registry of Commerce of Federal District, under commercial folio number 226,109;
(b) it has full legal capacity and sufficient authority (corporate, organizational or otherwise) to enter into, deliver and perform its obligations under this Agreement in accordance with its terms;
(c) it is the sole, legal and beneficial owner of the Mortgaged Assets (as defined below);
(d) the Mortgaged Assets are free and clear of any Liens, and it is current in the payment of all applicable taxes, assessments, contributions, governmental duties or other fiscal responsibilities relating to the Mortgaged Assets, and such Mortgaged Assets have no property limitation whatsoever except for the Loral Usufructos;
(e) the Properties, the Existing Satellites and the other Mortgaged Assets are insured in accordance with the terms set forth in the Indenture, and the Mortgagor has timely paid in full all insurance premiums and other payments that are due and payable under the respective insurance policies (the “Insurance Policies”), and such Insurance Policies are in full force and effect on the date hereof;
(f) (except for the SCT Authorization and the authorizations and approvals that have been duly and validly obtained and are in full force and effect on the date hereof) it does not require any authorization or approval in order to execute this Agreement or to grant, perfect and maintain a perfected first priority security interest over the Mortgaged Assets, or to comply with or perform with the obligations assumed by it hereunder, which are legal, valid and enforceable against the Mortgagor in accordance with their terms and the corresponding applicable laws;
(g) it has taken all necessary and required action (governmental, corporate or otherwise) to authorize the execution of this Agreement, the transactions contemplated hereby and the performance of its obligations hereunder, including, but not limited to, the notices made on May 2, 2011 to the SCT in connection with the creation of the Mortgage, a copy of such notices is attached hereto as Exhibit “B”;
(h) the entering into and performance of this Agreement does not violate or constitute a breach under (i) any provision of its organizational document or current by-laws (estatutos sociales); (ii) any Mexican law, regulation, circular, order or decree of any Governmental Authority; or (iii) any concession, permit or any contractual obligation of the Mortgagor;

(i) this Agreement is a legal, valid and binding obligation of the Mortgagor, enforceable against the Mortgagor in accordance with its terms, except as such enforceability may be delayed, limited or restricted by applicable concurso mercantil, quiebra, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally;
(j) as of the date hereof, there is no pending and, to its knowledge, there is no threatened, action, claim, requirement or proceeding before any court, governmental agency, arbitrator or jurisdictional entity that affects or could affect (i) the Mortgaged Assets; (ii) the Mortgagor’s ability to perform its obligations hereunder; or (iii) the legality, validity or enforceability of this Mortgage;
(k) no event or circumstance known to the Mortgagor has occurred on or prior to the date hereof that has or could have a material adverse effect on the ability of the Mortgagor to perform its obligations in accordance with this Mortgage;
(l) the individual executing this Mortgage in the name and on behalf of the Mortgagor has sufficient power and authority (corporate, organizational or otherwise) to validly execute and deliver this Mortgage on behalf of the Mortgagor and to validly bind the Mortgagor under the terms herein, as evidenced in public deed number 63,941, dated May 26, 2011, granted before Mr. Roberto Núñez y Bandera, Notary public number 1 for the Federal District, and that such powers, authority and authorizations have not been revoked, modified or limited in any manner;
(m) after recordation of the security interest created under this Agreement with the RUG and the Telecommunications Registry, the Mortgage created hereby will meet the specific requirements set forth in the Mexican General Communications Law with respect to the Orbital Concessions, Section 1.14 of the Orbital Concessions and article 64 of the Mexican Telecommunications Law;
(n) it hereby irrevocably acknowledges and recognizes that the Mortgagee is acting solely as an agent for the Secured Parties with all rights set forth in the Collateral Trust Agreement, and that it has all the authority of an attorney-in-fact of the Secured Parties, under the terms of the Collateral Trust Agreement and the other Transaction Documents, with authority for lawsuits and collections, acts of administration and acts of ownership and with authority to consent and execute, any amendments to this Agreement relating to the Mortgage hereby created, including, without limitation, the authority for bringing suit on behalf of the Secured Parties against the Mortgagor and, in such case, the Mortgagor hereby further irrevocably acknowledges and agrees that it will not challenge or fail to recognize the legal capacity of the Mortgagee as agent for the Secured Parties. The provisions of this representation shall not in any manner whatsoever restrict the exercise of the foreclosure rights (derechos de ejecución) of the Mortgage hereby created by each of the Secured Parties pursuant to the Security Documents;

(o) the use, occupancy and operation of the Properties is in compliance with all applicable Legal Requirements; and
(p) in order to secure the due and timely payment and satisfaction of the Secured Obligations, it has agreed to create a first priority mortgage over the Mortgaged Assets in favor of the Mortgagee, on behalf and for the benefit of the Secured Parties, pursuant to the terms hereof; furthermore, the Mortgagor represents that it acknowledges and understands the terms of the Indenture and the Notes and the amounts owed thereunder, and agrees that the Mortgage created hereby constitutes a lien securing payment of such amounts.
II. The Mortgagee represents and warrants that:
(a) it is a national banking association duly organized and existing under the laws of the United States of America;
(b) the individual executing this Mortgage in the name and on behalf of the Mortgagee has sufficient power and authority to validly execute and deliver this Mortgage on behalf of the Mortgagee and to validly bind the Mortgagee under the terms herein, as evidenced in public deed number 63,934, dated May 25, 2011, granted before Mr. Roberto Núñez y Bandera, Notary public number 1 for the Federal District, and that such powers, authority and authorizations have not been revoked, modified or limited in any manner; and
(c) it is acting for the benefit of the Secured Parties under the Collateral Trust Agreement.
CLAUSES
First. Certain Defined Terms.
(a) As used in this Mortgage, the following terms shall have the following meanings:
“Agreement” means this First Lien Mortgage, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Assumption Indenture” means that certain assumption indenture dated May 26, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time), entered into by and among the Escrow Issuer, the Trustee, the Company and the Initial Guarantors, pursuant to which the Company and the Initial Guarantors agreed to fully and unconditionally guarantee, on a joint and several senior secured basis, to each holder of the Notes and the Trustee, the payment and performance of the Escrow Issuer’s obligations under the Escrow Indenture.

“Business Day” means any day except Saturday, Sunday and any other day in which the principal office of commercial banks located in New York City, United States of America or Mexico are authorized or required by law, regulation or decree to remain closed.
“Collateral Trust Agreement” has the meaning set forth in Recital VII of this Agreement.
“Collateral Trustee” has the meaning set forth in Recital VII of this Agreement.
“Company” has the meaning specified in the preamble to this Agreement.
“Concessions” means the Existing Concessions and any other concessions granted to the Company, as the same may be amended, modified or supplemented from time to time.
“Dollars” or “US$” means the legal currency of the United States of America.
“Enlaces” means Enlaces Integra, S. de R.L. de C.V.
“Enlaces Pledge” means the partnership interests pledge agreement dated the date hereof, entered into among the Company, as pledgor, the Collateral Trustee, as pledgee, and Enlaces, pursuant to which the Company created a first priority security interest over the partnership interests owned by the Company in Enlaces.
“Escrow Indenture” has the meaning set forth in Recital VI of this Agreement.
“Escrow Issuer” has the meaning set forth in Recital VI of this Agreement.
“Event of Default” shall have the meaning assigned to the terms “Default” and “Event of Default” in the Indenture and the meaning assigned to the term “Secured Debt Default” in the Collateral Trust Agreement; provided, however, that for purposes of this Mortgage, such term shall also include if any representation made by the Mortgagor hereunder shall have been false or misleading in any material respect as of the date made or deemed made.
“Existing Concessions” has the meaning set forth in Recital I of this Agreement.
“Existing Satellites” has the meaning set forth in Recital II of this Agreement.
“FCC” has the meaning set forth in Clause Second of this Agreement.
“FCC License” has the meaning set forth in Clause Second of this Agreement.

“Floating Lien Pledge” means the floating lien pledge agreement dated the date hereof entered into between the Company, as pledgor, and the Collateral Trustee, as pledgee.
“Governmental Authority” means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any individual or entity with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to governmental or quasi-governmental issues (including any court).
“Guarantors” means the Initial Guarantors and any other entity that becomes a guarantor of the Notes under the Indenture or otherwise.
“Indenture” means the Escrow Indenture, as supplemented by the Assumption Indenture.
“Initial Guarantors” means, collectively, Alterna’TV Corporation and Alterna’TV International Corporation.
“Insurance Policies” has the meaning set forth in Representation I(e) of this Agreement.
“Legal Requirements” means any and all laws, rules, regulations, provisions, codes, decrees, orders, conditions, restrictions and other legal requirements in force, issued or enacted by any Governmental Authority, either federal, local and/or municipal, related to or applicable to the Mortgaged Assets (or any part thereof), including, without limitation, the design, construction, use, operation and maintenance of the Mortgaged Assets, as such Legal Requirements may be amended, amended and restated, supplemented, substituted or otherwise modified from time to time.
“Lien” means, with respect to any asset, any mortgage, encumbrance, pledge, transfer to a trust, lien, charge or other security interest of any kind, or any other type of preferential arrangement over or with respect to such asset that has the practical effect of creating a security interest, priority, preferential arrangement or other lien over such asset, as well as any other conditions, limitations or restrictions on ownership or any other options or preemptive rights of any kind, including, without limitation, any rights of first refusal or rights of first offer, over or with respect to such asset.
“Loral” has the meaning set forth in Recital V of this Agreement.
“Loral Usufructos” has the meaning set forth in Recital V of this Agreement.

“Mexican General Communications Law” means Mexico’s General Communications Law (Ley de Vías Generales de Comunicación), enacted on February 19, 1940, as amended, supplemented or otherwise modified from time to time, and the regulations issued thereunder, as amended, supplemented or otherwise modified from time to time.
“Mexican Telecommunications Law” means Mexico’s Federal Telecommunications Law (Ley Federal de Telecomuniaciones), enacted on June 17, 1995, as amended, supplemented or otherwise modified from time to time, and the regulations issued thereunder, as amended, supplemented or otherwise modified from time to time.
“Mexico” means the United Mexican States.
“Mortgage” has the meaning set forth in the preamble to this Agreement.
“Mortgagee” has the meaning set forth in the preamble to this Agreement.
“Mortgaged Assets” has the meaning set forth in Clause Second of this Agreement.
“Mortgagor” has the meaning specified in the preamble to this Agreement.
“Notes” has the meaning set forth in Recital VI of this Agreement.
“Orbital Concessions” has the meaning set forth in Recital I of this Agreement.
“Original First Priority Mortgage” has the meaning set forth in Recital III of this Agreement.
“Original Second Priority Mortgage” has the meaning set forth in Recital IV of this Agreement.
“Permitted Transfer” means any transfer or disposition of the Mortgaged Assets by the Mortgagor expressly permitted by the Indenture or any other document or agreement entered into in connection with or as permitted by the Indenture so long as such transfer or disposition is not in violation of the terms and conditions of the Indenture or such other documents or agreements.
“Person” means any individual or entity, trust, joint venture, partnership, corporation, Governmental Authority or any other entity of any nature whatsoever.
“Pesos” and “$” mean the legal currency of Mexico.
“Properties” has the meaning set forth in Recital I of this Agreement.

“Property Concession” has the meaning set forth in Recital I of this Agreement.
“Required Governmental Approval” has the meaning set forth in paragraph (e) of Clause Second of this Agreement.
“RUG” means the Mexican Security Interests Registry (Registro Único de Garantías).
“Satellites” means the Existing Satellites and any other satellites owned by the Company or in which the Company has an insurable interest.
“Satmex 5 Usufructo” has the meaning set forth in Recital V of this Agreement.
“Satmex 6 Usufructo” has the meaning set forth in Recital V of this Agreement.
“SCT” has the meaning set forth in Recital I of this Agreement.
“Secured Debt Documents” has the meaning assigned to such term in the Collateral Trust Agreement.
“Secured Debt Representative” has the meaning assigned to such term in the Collateral Trust Agreement.
“Secured Obligations” means, jointly or separately, as the context may require, and without duplication, (i) all amounts of any nature for which the Mortgagor, the Escrow Issuer or the Guarantors are, or may at any time become, liable (whether actually or contingently) to pay or deliver to the Collateral Trustee, for the benefit of the Secured Parties, or any Secured Party under, pursuant to or arising out of the Indenture, the Notes or any other Transaction Document; and (ii) Mortgagor’s, the Escrow Issuer’s and the Guarantors’ covenants and obligations set forth in the Transaction Documents to which they are a party or by which they are bound.
“Secured Parties” has the meaning assigned to such term in the Collateral Trust Agreement.
“Security Documents” has the meaning assigned to such term in the Collateral Trust Agreement.
“Telecommunications Registry” has the meaning set forth in Recital III of this Agreement.
“Termination Notice” has the meaning set forth in Clause Thirteenth of this Agreement.

“Transaction Documents” means this Agreement, the Indenture, the Notes, the Enlaces Pledge, the Floating Lien Pledge, the Security Documents, the Secured Debt Documents and any other agreement, document or instrument related to the foregoing documents, together with all extensions, renewals, amendments, modifications and restatements thereof.
“Trustee” has the meaning set forth in Recital VI of this Agreement.
(b) Usage. The definitions in this Clause First shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise expressly indicated, and all references in this Agreement to Clauses, sections, paragraphs and Exhibits shall be deemed to be references to Clauses, sections, paragraphs and Exhibits of this Agreement, unless the context shall otherwise require. As used herein and in any certificate or other document made or delivered pursuant hereto, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings); (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, capital stock, securities, revenues, accounts, leasehold interests and contract rights; (iv) references to agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, supplemented, restated or otherwise modified from time to time; and (v) references to any statute, law or regulation shall be deemed to include any amendments thereto from time to time or any successor statute, law or regulation thereof.
Second. Creation of the Mortgage. (a) In order to irrevocably secure the due and timely payment, performance and satisfaction when due (whether at stated maturity, by acceleration or otherwise) of any and all of the Secured Obligations, the Mortgagor hereby grants a first priority mortgage pursuant to articles 92, 93 and 94 of the Mexican General Communications Law in favor of the Mortgagee, for the benefit of the Secured Parties, in all of the rights, privileges and interest in, to and under the following assets (hereinafter, whether now existing or hereafter acquired, and wherever located, the “Mortgaged Assets”): (1) the Orbital Concessions; (2) the Property Concession, subject to paragraph (e) of this Clause Second; (3) any future Concessions, and all rights, interests and benefits deriving from the Concessions and any future Concessions in accordance with articles 92 and 93 of the Mexican General Communications Law; (4) the Satellites and all constructions and works built in connection with the installation and operation of the Satellites and, in general, all other accessories and other property pertaining to or otherwise built or affixed, now or in the future, for the operation of the Satellites; (5) all of the fixed and movable property and equipment now owned or hereafter acquired by the Mortgagor relating to the construction, exploitation, repair, renewal and maintenance of the Satellites’ systems, built and operated pursuant to the Concessions, including, but not limited to, all machinery, equipment, furnishing, fixtures, vehicles, computers and other electronic data processing and office equipment, and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto; (6) cash and all investments made by the Mortgagor, whenever held, in connection with the Concessions and the Satellites; (7) to the extent not otherwise included in the foregoing paragraphs, (x) any and all proceeds derived from the sale of any Mortgaged Asset, or other insurance proceeds or warranty or guaranty payable to the Mortgagor from time to time with respect to any of the Mortgaged Assets, (y) any and all payments (in any form whatsoever) made or due and payable to the Mortgagor from time to time in connection with any rescate, expropriation, revocation, requisition, confiscation or forfeiture of all or any part of the Mortgaged Assets by any Governmental Authority and (z) any and all other amounts from time to time paid or payable at any time to the Mortgagor under or in connection with any of the Mortgaged Assets. Notwithstanding the foregoing, no security interest shall be granted with respect to any license or authorization granted by the United States Federal Communications Commission (each an “FCC License”) to the extent (but only to the extent) that at such time that grant would conflict with applicable law, including (but not limited to) the Communications Act of 1934, as amended, and the implementing rules and policies of the United States Federal Communications Commission (“FCC”); provided that, subject to the terms of the Indenture and the other Transaction Documents, a security interest shall be granted at all times with respect to all proceeds of each FCC License, and the right to receive all monies, consideration and proceeds derived from or in connection with the sale, assignment, transfer, or other disposition of any FCC License consistent with the conditions thereof.
(b) The Mortgage granted hereunder may only be cancelled after payment in full and discharge of the Secured Obligations in accordance with Clause Thirteenth hereof. The Mortgagor hereby expressly waives the benefit for partial releases and partial division as referred to in the Mexican Federal Civil Code (Código Civil Federal) and the correlative provisions of the Civil Codes of the states of Mexico and the Federal District; provided, however, that upon the effectiveness of a Permitted Transfer, the assets subject to such Permitted Transfer shall be released and excluded from this Mortgage.
(c) The parties hereby expressly agree that the Mortgage secures all of the Secured Obligations, including, without limitation, interest accrued thereon, including accrued unpaid interest in excess of 3 (three) years, note of which shall be made in the RUG.

(d) With respect to the Mortgage, the parties hereby recognize the rights and limitations of article 95 of the Mexican General Communications Law. In addition, in compliance with article 92 of the Mexican General Communications Law, the Mortgage granted by means of this Agreement will in no event comprise the last tenth of the total term of any of the Concessions.
(e) The parties hereby acknowledge that the first priority mortgage over the Property Concession created pursuant to paragraph (a) of this Clause Second, but only to the extent relating to the Property Concession, is subject to the condition precedent that the Governmental Authorities, including the SCT, consent to and authorize the creation and perfection of such mortgage over the Property Concession (the “Required Governmental Approval”). As of the date hereof, the Mortgagor has filed for such Required Governmental Approval before the corresponding Governmental Authorities, and the Mortgagor hereby agrees to use its best efforts to obtain such Required Governmental Approval as soon as practicable after the date hereof and, to the extent granted, to provide promptly to the Mortgagee copies of all documents evidencing such Required Governmental Approval. The Mortgagor hereby agrees and covenants that it shall, as of the date hereof and until the Secured Obligations are paid and discharged in full in accordance with their terms, (i) abstain from selling, assigning, exchanging, pledging or otherwise transferring or encumbering its rights under the Property Concession or agreeing to do so (except for the mortgage contemplated hereunder), and (ii) maintain the Property Concession free and clear from all encumbrances, security interests and Liens, except for the mortgage contemplated hereunder. In the event that the Required Governmental Approval is not granted or is denied, despite the Mortgagor’s best efforts, such event shall not invalidate or render unenforceable any other provision of this Mortgage, including, without limitation, the first priority mortgage granted herein over the Mortgaged Assets excluding, in such event, only the Property Concession.
Third. Insurance. The Mortgagor hereby agrees to maintain, for as long as any amount remains outstanding under the Secured Obligations, the Insurance Policies in accordance with the Indenture. Subject to the terms of the Indenture, and as provided by articles 109 and 110 of the Insurance Law (Ley del Contrato de Seguro), on the date hereof, the Mortgagor has designated the Mortgagee as loss payee and additional insured with a waiver of subrogation, as the case may be, thereunder in the event of any losses or damages to the Mortgaged Assets, and binds itself to provide evidence thereof to the Mortgagee.
Fourth. Registration and Notice.
(a) The Mortgagor hereby covenants and agrees that, on the date of this Agreement, it shall (i) through a Mexican notary public (notario público), file this Agreement for registration in the RUG and (ii) provide to the Mortgagee the bill of registration (boleta) evidencing that this Agreement has been duly recorded in the RUG. For such purposes, the notary public before which this Agreement is executed shall carry out any and all activities that may be necessary or convenient to obtain the registration of this Agreement in the RUG on the date hereof.

(b) The Mortgagor hereby covenants and agrees that, on the date hereof, it shall file this Agreement for registration in the Telecommunications Registry. The Mortgagor shall provide to the Mortgagee evidence that this Agreement has been duly recorded in the Telecommunications Registry within 90 (ninety) calendar days following the date of this Agreement.
(c) In addition, the Mortgagor agrees to execute and deliver all necessary documents and instruments to obtain the necessary consents, to translate the necessary documents, to notarize before any notary public any such document and to undertake any other action that may be necessary for the purpose of creating and maintaining the first priority Mortgage granted hereunder and to permit the Mortgagee the exercise of its rights under this Agreement.
Fifth. Loss, Condemnation, Expropriation and Reversion of Mortgaged Assets. (a) In the event that the Mortgaged Assets become subject to encumbrances of any sort, the Mortgagee will keep any personal action it may have against the Mortgagor in full force. In case of loss, reversion, expropriation, rescate, transfer, requisa, occupation or any other statutory encumbrance on the Mortgaged Assets or any portion thereof, the Mortgagor shall furnish to the Mortgagee any amounts that the Mortgagor may have received by virtue of such events (whether from the applicable Governmental Authority or any other Person), up to an amount equal to the outstanding amounts under the Secured Obligations, for as long as the Secured Obligations have not been paid in full or discharged in accordance with Clause Thirteenth hereof and the Indenture.
(b) As long as the Mortgage created hereunder remains in full force and effect and except as otherwise permitted under the Transaction Documents, the Mortgaged Assets may not be subdivided or otherwise modified, with the understanding that the Mortgage over the Mortgaged Assets shall remain in full force and effect over the Mortgaged Assets as a whole, regardless of whether such Mortgaged Assets are subdivided or modified.
(c) In accordance with article 94 of the Mexican General Communications Law, it is hereby expressly agreed that, upon expiration of the term of each of the Concessions, or in the event of early termination, revocation, expropriation or condemnation thereof in the cases set forth in article 29 of the Mexican General Communications Law, any part of the Mortgaged Assets that, by operation of law or statute shall revert to the domain of the government of Mexico upon such occurrences, shall revert and shall be the property of the government of Mexico, free and clear of any Liens, including, without limitation, the Mortgage created hereby; provided that such reversion shall not include any other Mortgaged Assets and shall not terminate, invalidate or otherwise impair or affect the Mortgage or the perfection or priority thereof as to such Mortgaged Assets.

(d) The parties hereto acknowledge that, pursuant to article 40 of the Mexican Telecommunications Law, and Section 7.2 of the Orbital Concessions and any related provisions of the Orbital Concessions, upon termination of each of the Orbital Concessions, the government of Mexico has the preemptive right to acquire or to lease any assets used in connection with the exploitation of the orbital slots subject matter of the relevant Orbital Concession and the satellite network associated therewith.
Sixth. Inspections. The Mortgagee and its respective agents shall have the right, at any time and from time to time during normal business hours, upon not less than 48 (forty-eight) hours notice to the Mortgagor (except in the case (x) of an Event of Default, or (y) where the Mortgagee reasonably believes there is a risk of injury to persons or material damage to the Mortgaged Assets, in which case no prior notice shall be required, but Mortgagee shall give the Mortgagor notice as soon as reasonably practical (which may be after such entry)), to have access to the Mortgaged Assets in order to ascertain Mortgagor’s compliance with the Transaction Documents, to examine the condition of the Mortgaged Assets, to perform an appraisal and/or to inspect the premises. During such visits, the Mortgagee agrees to use reasonably efforts to minimize the disturbance to the Mortgagor (except in an Event of Default). The Mortgagor shall cooperate with the Mortgagee while performing these inspections. The Mortgagee shall not be liable to the Mortgagor or any person in possession of the Mortgaged Assets with respect to any matter arising out of such entry to the Mortgaged Assets, unless resulting from the gross negligence or willful misconduct of the Mortgagee or its corresponding employees, agents or contractors.
Seventh. Foreclosure. (a) The Mortgagor hereby agrees and acknowledges that upon the occurrence of an Event of Default, and once the cure period set forth in the Indenture or in the respective Secured Debt Document for such Event of Default, if any, has elapsed, as notified in writing to the Mortgagee, the Mortgagee may, at the expense of the Mortgagor, exercise any and all rights, remedies and/or actions in connection with the Mortgage created hereby, and with the Transaction Documents, in accordance with applicable law and, to the extent permitted by applicable law, including the following:
(i)
the Mortgagee shall have the right and authority to determine the assets to be attached among the Mortgaged Assets without having to follow the order set forth by article one thousand three hundred and ninety-five (1395) of the Commerce Code (Código de Comercio) and all other applicable provisions of the Code of Civil Procedures for the Federal District (Codigo Federal de Procedimientos Civiles del Distrito Federal) and its correlative articles of the Federal Code of Civil Procedures and the Codes of Civil Procedures of the other States of Mexico;

(ii)	the Mortgagee or the depositary appointed by the Mortgagee, as the case may be, may take (or cause to be taken) immediate possession of the attached Mortgaged Assets (or any part thereof);
(iii)
the depositary appointed by the Mortgagee shall pay, without the need of a judicial authorization, with the proceeds of the exploitation of the attached Mortgaged Assets, the Secured Obligations in accordance with the Transaction Documents and this Agreement; and

(iv)
the proceeds of any sale, disposition or other realization upon all or part of the Mortgaged Assets pursuant to or as contemplated by this Mortgage shall be promptly applied in the manner and order of priority set forth in Clause Eighth hereof.

(b) In the event that the Mortgagee institutes mortgage proceedings to foreclose against all or any part of the Mortgaged Assets, the Mortgagor hereby expressly waives its right to act as depositary of the Mortgaged Assets, including any Mortgaged Assets subject to attachment (or any portion thereof) and further agrees to the taking of immediate possession thereof by the Mortgagee, either directly or through a depositary appointed by the Mortgagee, without the need to post a bond for such purpose.
(c) The Mortgagor hereby covenants and agrees to (i) take any and all steps and/or initiate any and all proceedings that may be necessary or convenient to facilitate the foreclosure and sale of the Mortgaged Assets; and (ii) do or cause to be done all such other acts as may be necessary or convenient to expedite such sale or sales of all or any portion of the Mortgaged Assets, and to execute and deliver such documents and take such other action as may be necessary or advisable in order that any such sale may be carried out in compliance with applicable law.
(d) The Mortgagor agrees to pay all costs of the Mortgagee, including, without limitation, the fees and expenses of its attorneys and agents, incurred in connection with the enforcement by the Mortgagee of any of its rights and remedies hereunder.
(e) The Mortgagor hereby waives presentment, demand or protest (to the maximum extent permitted by applicable law) of any kind in connection with this Mortgage or the Mortgaged Assets.
(f) Upon any sale of the Mortgaged Assets by the Mortgagee, the acknowledgement of receipt of the Mortgagee shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Assets so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee.

(g) The parties agree that, given that the Mortgagee is a foreign entity, the Mortgagee shall request the SCT to award the rights under any of the Concessions to a third party duly authorized by the SCT, and shall apply any consideration derived from such award to the payment of the Secured Obligations.
(h) Service of process and any further notice to the Mortgagor regarding such foreclosure shall be delivered to the address of the Mortgagor set forth in the Eleventh Clause of this Mortgage.
(i) It is hereby understood that the foreclosure of the Concessions pursuant to the terms of this Mortgage, including this Clause Seventh, shall in no event give to any Person the capacity of concessionaire under such Concessions without the consent of the SCT. In order to effect the foreclosure or otherwise dispose of the Concessions in favor, or for the benefit of, the Mortgagee or a third party, it will be necessary that the SCT consents to such conveyance pursuant to the terms of article 35 of the Mexican Telecommunications Law or otherwise obtain new concessions in accordance with articles 11 subsection (iii) and 29 of the Mexican Telecommunications Law.
Eighth. Proceeds of Foreclosure.
(a) In the event that the Mortgagee exercises its rights and actions derived from this Mortgage and/or applicable law in accordance with the provisions set forth in Clause Seventh above, the Mortgagor expressly agrees that the proceeds of any sale, disposition or other realization upon all or part of the Mortgaged Assets pursuant to or as contemplated by this Mortgage shall be applied in accordance with the following order:
(i)
First, to the payment of all costs and expenses incurred by the Mortgagee (in its capacity as Mortgagee hereunder or as Collateral Trustee, administrative agent or Mortgagee under any other Transaction Documents) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Mortgage, any other Transaction Document or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Transaction Document;

(ii)	Second, to the payment of any taxes, duties, levies, deductions or withholdings caused or levied in connection with this Mortgage or with the foreclosure of the Mortgaged Assets;

(iii)	Third, the balance, if any, to the payment of costs and expenses (including, without limitation, fees and commissions) incurred in connection with the sale or other transfer of the Mortgaged Assets;
(iv)	Fourth, the balance, if any, to the Mortgagee, to the payment in Dollars of the Secured Obligations; and

(v)	Fifth, the balance, if any, to the Mortgagor.
(b) Due to the fact that the Secured Obligations consist in part of monetary obligations denominated in Dollars, in order to pay such Secured Obligations, the proceeds of the sale of the Mortgaged Assets or any portion thereof that are received in Pesos will be exchanged by the Mortgagee in a foreign exchange transaction into Dollars with a financial institution selected by the Mortgagee, at the most favorable exchange rate offered at that time by such financial institution, and the currency so exchanged shall be applied by Mortgagee, up to the resulting converted amount, to the payment of the Secured Obligations and other obligations denominated in Dollars, if any, in the order set forth in paragraph (a) above. The Mortgagee shall have no liability in respect of spot exchange rates offered by such financial institutions (which may be itself or an affiliate).
Ninth. Affirmative and Negative Covenants of the Mortgagor. In addition to the other obligations of the Mortgagor hereunder and the other Transaction Documents, during the term of this Mortgage, the Mortgagor hereby expressly covenants and agrees as follows:
(a) (i) to defend the right, title and interest of the Mortgagee in and to the Mortgaged Assets against the claims and demands of any Person other than the Mortgagee; (ii) to not create, incur, assume or permit to exist any Lien or security interest or option in favor of, or any claim of any Person with respect to, the Mortgaged Assets or any portion thereof, except as expressly permitted by the Indenture or any other of the Transaction Documents; (iii) to execute and deliver to the Mortgagee such documents and do such things relating to the Mortgage and the Mortgaged Assets that the Mortgagee may request in order to protect and maintain the Mortgage and to protect and preserve the Mortgaged Assets, and pay all reasonable and documented costs arising from or in connection therewith; and (iv) to pay any and all taxes, assessments, and other charges of any nature which may be imposed, levied or assessed against or with respect to the Mortgaged Assets and to indemnify and hold harmless the Mortgagee with respect to any tax (payable as withholding or otherwise), interest, fine, surcharge, responsibility or accessory that may be claimed from the Mortgagee or payable in respect of the transactions herein contained by any tax authority. The Mortgagor agrees that in the event that any of such amounts are paid by the Mortgagee, such amounts shall be part of the Secured Obligations until they are reimbursed to the Mortgagee;

(b) to comply, observe and perform any and all Legal Requirements applicable or pertaining to the Mortgaged Assets;
(c) to cover and pay in full any and all costs and expenses which are necessary for the due conservation, repair, management and operation of the Mortgaged Assets;
(d) to maintain the Mortgaged Assets in good condition for use, conservation and operation, as well as to timely carry out all repairs, renovations, replacements, additions and enhancements which are necessary in connection with the foregoing;
(e) to deliver to the Mortgagee all information known by or in possession of the Mortgagor that the Mortgagee may require in writing in connection with the Mortgaged Assets (or any portion thereof) to the extent permitted by, and in accordance with, the Transaction Documents;
(f) to give written notice to the Mortgagee of any circumstance or event that causes or may cause the loss, destruction or material reduction in value of the Mortgaged Assets or any portion thereof, to the extent permitted by, and in accordance with, the Transaction Documents;
(g) to advise the Mortgagee promptly, in reasonable detail, (i) of any Lien or claim made or asserted against any of the Mortgaged Assets and (ii) of the occurrence of any event which would have a material adverse effect in respect of the rights of the Mortgagee pursuant to this Agreement, on the value of the Mortgaged Assets or in the security interests created or intended to be created hereunder;
(h) to abstain from undertaking any action or permitting any Person in its control to take any action that may affect the registration, validity or enforceability of the Concessions or the Mortgage created hereunder;
(i) to abstain from selling, transferring, assigning, pledging, delivering, transferring in trust, granting, transferring in usufruct or otherwise disposing of, or granting any option with respect to the Mortgaged Assets, except for Permitted Transfers; and
(j) all distributions and amounts in the event payable to Morgagee pursuant to this Agreement or any of the Secured Obligations shall be payable at the address of the Mortgagee as described in Clause Eleventh of this Agreement; all amounts payable to Mortgagee by the Mortgagor shall be made in Dollars.
Tenth. Assignments. The rights and obligations arising from this Agreement may not be assigned or transferred by the Mortgagor or the Mortgagee to any third party without the prior written consent of the other party; provided, however, that the Mortgagee may assign or transfer, in whole or in part, its rights and obligations hereunder without the prior consent of the Mortgagor to the assignee or transferee of the Mortgagee under the Collateral Trust Agreement.

Eleventh. Notices. Any notice or communication by the Mortgagor or the Mortgagee to each other is duly given if in writing, in both the English and Spanish languages, and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address.

If to the Mortgagor:
Satélites Mexicanos, S.A. de C.V.
Avenida Paseo de la Reforma número doscientos
veintidos, pisos veinte y veintiuno, colonia Juárez,
delegación Cuauhtémoc, Distrito Federal, México,
código postal 06600
Tel.: (55) 2629 5851
Fax: (55) 2629 5892
Attention: Pablo Manzur Bernabeu
If to the Mortgagee:

Wells Fargo Bank, National Association 45 Broadway, 14th Floor New York, New York 10006 Fax: 212-515-1589
Attention:	Corporate Trust Services
Administrator for Satmex
All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; 5 (five) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Twelfth. Taxes and Expenses. All taxes and reasonable and documented costs, expenses, fees and commissions arising from the preparation, execution and registration of this Mortgage, and in connection with any amendment hereof, as well as by any action, agreement, document, instrument or notice carried out, prepared, executed or notified pursuant to this Mortgage, including, without limitation, notary’s and registration costs and fees, reasonable and documented fees and expenses of the legal advisors and agents of Mortgagee, as well as any and all reasonable and documented costs and expenses incurred by Mortgagee in the fulfillment of its obligations (including the fees and expenses of its counsel and agents), in the exercise of its rights in accordance with this Mortgage and in any foreclosure hereunder, shall be fully and exclusively borne by the Mortgagor.
Thirteenth. Termination. As soon as is reasonably practicable, following a written request from the Mortgagor, and to the extent the Mortgagee has received written confirmation from the Secured Debt Representative that all of the Secured Obligations have been duly satisfied, fulfilled and discharged in full in accordance with the Indenture and the other Transaction Documents, the Mortgagee shall deliver to the Mortgagor a termination notice (the “Termination Notice”), substantially in the form attached hereto as Exhibit “C”, who shall present such Termination Notice to the RUG. Upon delivery of the Termination Notice by the Mortgagee to the Mortgagor as herein contemplated, this Agreement shall terminate and the Mortgage shall cease, terminate and be released. The Mortgagor shall be responsible for the payment of any and all costs, expenses or fees related to the cancellation of the Mortgage contemplated in this Agreement.
Fourteenth. Amendments. This Mortgage may not be changed, amended or modified except in a writing expressly intended for such purpose and executed by the Mortgagee and the Mortgagor. The Mortgagee shall not be obligated to enter into any amendment, waiver or alteration hereunder that affects the Mortgagee’s own rights, duties, immunities or indemnities under the Collateral Trust Agreement or otherwise.
Fifteenth. Governing Law/Jurisdiction. For all matters relating to the interpretation and fulfillment of this Agreement, the parties hereto expressly and irrevocably submit to the applicable laws of Mexico, and to the jurisdiction of the courts sitting in Mexico City, Federal District, Mexico, and the parties hereby expressly and irrevocably waive their rights to any other jurisdiction to which they may be entitled to by reason of their present or any future domiciles, or for any other reason.
Sixteenth. Exhibits and Captions. All documents attached hereto or to which reference is made herein are hereby incorporated by reference into, and shall be deemed a part of, this Agreement. The captions and headings contained in this Agreement are for convenience only and shall in no way define, limit or describe the scope or intent (or otherwise affect the interpretation) of any provision of this Agreement.
Seventeenth. Mortgagee’s Rights. Notwithstanding anything herein to the contrary, the rights, protections, immunities and indemnities afforded to the Mortgagee under the Collateral Trust Agreement, shall be incorporated in this Agreement as though explicitly set forth herein. In addition, the Mortgagee’s rights hereunder are in addition to and not in lieu of any rights created or established in its favor pursuant to applicable legislation.

Eighteenth. Capacity of Collateral Trustee. The Mortgagor (i) hereby expressly and irrevocably acknowledges that the Mortgagee, in its capacity as Collateral Trustee, has all necessary appointments, legal capacity and authority to act in the name and on behalf of the Secured Parties for all matters arising from or relating to this Agreement and (ii) hereby expressly and irrevocably waives its rights to carry out any action challenging the legal existence, appointments, legal or other capacity and authority of the Mortgagee to act in the name and on behalf of the Secured Parties for all matters arising from, or relating to, this Agreement.
[Legal Capacity of the Parties]

Exhibit A

Exhibit B

Exhibit C
Form of Termination Notice
[DATE]
Satélites Mexicanos, S.A. de C.V.
[ADDRESS]
Attention: [•]
This Termination Notice is delivered pursuant to Clause Thirteenth of the First Lien Mortgage dated [•], 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), entered into by and between Satélites Mexicanos, S.A. de C.V., as mortgagor, and Wells Fargo Bank, National Association in its capacity as Collateral Trustee pursuant to the Collateral Trust Agreement (as such term is defined in the Agreement), on behalf and for the benefit of the Secured Parties (as such term is defined in the Agreement), as mortgagee. Capitalized terms used and not otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement.
By means of this Termination Notice, the undersigned, acting as Mortgagee under the Agreement, hereby notifies you that the Collateral Trustee has received notice from the Secured Debt Representative that all the Secured Obligations have been duly satisfied, fulfilled and discharged in full in accordance with the Indenture and other Transaction Documents and, therefore, the Agreement is hereby terminated, and the Security Interest created thereby is hereby terminated and released and the termination and release of the Security Interest shall be reflected in the RUG and the Telecommunications Registry.
Sincerely,
Wells Fargo Bank, National Association, not in its individual capacity, but solely as Collateral Trustee

By:

Name: [_____________]

Title: Attorney-in-Fact